STOCK PURCHASE AGREEMENT



                         by and between



    L.E. Smith, Dan Page, J. Eric Hendrickson and Herb Newton



                               and


                       Innovo Group Inc.
                              and
                     Patricia Anderson-Lasko






                         August 13, 1997

                    Stock Purchase Agreement


                            Contents

Section                                                     Page

          Introduction                                      1

          Recitals                                          1

     1         Closing                                      1

     2         Basic Transaction                            1

     3         Restricted Securities; Subsequent Registration  2

     4         Representations and Warranties of the Purchasers5

     5         Representations and Warranties of the Company 7

     6         Representations and Warranties of Anderson   9

     7         Board of Directors of the Company            10

     8         Indemnification of Anderson                  10

     9         Closing                                      11

    10         Miscellaneous                                12


Exhibit                                                     Page

   2.3A        Employment Contract of L.E. Smith            A-1

   2.3B        Employment Contract of Dan Page              B-1

   2.3C        Employment Contract of J. Eric Hendrickson   C-1

   2.3D        Employment Contract of Patricia Anderson-Lasko D-1

Exhibit                                                     Page

   2.3E        Employment Contract of Alexander Miller      E-1

   2.4         Extension and Modification of DWL Loan       F-1

   2.5         Common Stock Resale Agreement between L.E. Smith,
               Dan Page, J. Eric Hendrickson and Innovo Group
               Inc. and Patricia Anderson-Lasko             G-1

   2.6         Opinion of Counsel to Anderson and the CompanyH-1

   4.5         Risk Factors                                 I-1

                    STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (the "Agreement") is made this 13th day of August, 1997 by and among L.E. Smith ("Smith"), Dan Page ("Page"), J. Eric Hendrickson ("Hendrickson") and Herb Newton ("Newton") (collectively, the "Purchasers") and Innovo Group Inc. (the "Company") and
Patricia Anderson-Lasko ("Anderson").

     WHEREAS, the Purchasers wish to purchase certain shares of the common stock, par value $.01 per share ("common stock") of the Company (the "Shares") and wish to become members of the management and Board of Directors of the Company and;

     WHEREAS, the Purchasers wish to obtain certain voting rights with respect to certain shares of common stock owned by Anderson, certain rights of first refusal for themselves and the Company with respect to certain shares of common stock owned by Anderson, and certain limitations on the resale, by Anderson, of certain shares of common stock owned by her; and

     WHEREAS, the Company is agreeable to the purchase of the Shares by the Purchasers and to having Smith, Page, Hendrickson and Newton become members of the management and Board of Directors of the Company on the terms and conditions described herein; and

     WHEREAS, Anderson, in order to induce Smith, Page, Hendrickson and Newton to purchase the Shares, is willing to grant to Smith, Page, Hendrickson and Newton certain voting rights with respect to certain shares of common stock owned by her, is willing to grant to Smith, Page, Hendrickson and Newton and the Company certain rights of first refusal with respect to certain shares of common stock owned by her, and is willing to grant certain limitations on the resale of certain shares of common stock owned by her on the terms and conditions described herein;

     NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Smith, Page, Hendrickson and Newton, the Company and Anderson hereby agree as follows:

                            Agreement

     1. Closing. The Closing of the transaction contemplated by this Agreement shall take place upon the execution hereof at the offices of the Company or at such other time and place as the parties may agree to in writing (the "Closing Date").

     2.   Basic Transaction.

          2.1 Purchase of Shares. At the Closing, the Company shall sell, and the Purchasers shall purchase, 6,750,000 shares of common stock for an aggregate purchase price of $1,350,000. The Purchasers shall deliver payment to the Company in the form of immediately available funds through wire transfer or cashier's check, or in such other form of payment as the Company may agree to. Simultaneously therewith, the Company shall deliver to Smith, Page, Hendrickson and Newton certificate(s) for the Shares, bearing the restrictive legend set forth in Section 3 of this Agreement, issued in the names of Smith, Page, Hendrickson and Newton in such share amounts (totaling 1,350,000 shares) as Smith, Page, Hendrickson and Newton may instruct the Company.

          2.2 Board of Directors of the Company. As of the Closing, the composition of the Company's board of directors shall be changed as set forth in Section 6 of this Agreement.
The Board of Directors of the Company, as reconstituted pursuant to Section 6 of this Agreement, hereby agrees to nominate Smith, Page, Hendrickson and Newton director nominees, together with the remaining existing directors of the Company, to be elected at the next scheduled annual meeting of the stockholders of the Company. The policy of the Company as described in Section 6.4 of this Agreement shall not prohibit Smith, Page, Hendrickson and Newton from voting to nominate the director nominees of the Company described in this Section 2.2.

          2.3 Employment Contracts. At the Closing, the Company shall enter into the employment contracts with each of Smith, Page, Hendrickson and Newton, Anderson and Alexander Miller ("Miller") in the form set forth in Exhibits 2.3 A, B, C, D and E, respectively, to this Agreement.

          2.4 Extension and Modification of DWL Loan. Prior to the Closing, the Company shall have received from DWL
International the extension and modification of the loan to NP
International, Inc. from DWL (the "DWL loan") set forth as
Exhibit 2.4 to this Agreement.

          2.5 Resale Limitation and Rights of First Refusal on Anderson Shares. At the Closing, Smith, Page, Hendrickson and Newton and the Company and Anderson will execute the agreement (the "Common Stock Agreement") set forth as Exhibit 2.5 to this Agreement.

          2.6 At the Closing, counsel for Anderson and the Company shall deliver an opinion substantially in the form attached as Exhibit 2.6 to this Agreement.

     3.   Restricted Securities; Subsequent Registration.

          3.1 Restrictions on Transfer. The Shares are being issued in a transaction that is exempt from registration under
Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act") and Regulation D promulgated under the Act. As a result, the Shares will constitute "restricted securities" as that term is defined under the 1933 Act. From and after their respective dates of issuance, none of the Shares shall be transferable except upon the conditions specified in this Section 3, which conditions are intended to ensure compliance with the provisions of the 1933 Act in respect of the transfer of any of such Shares or any interest therein. The Purchasers will require any proposed transferee of any Shares held by them to agree to take and hold such Shares subject to the provisions and upon the conditions specified in this Section 3.

          3.2 Restrictive Legends. Each certificate for Shares issued to Smith, Page, Hendrickson and Newton or to a subsequent transferee shall include a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 4(2) OF THE 1933 ACT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF APPLICABLE STATES IN RELIANCE UPON APPLICABLE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF SUCH STATES. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED FOR SALE, HYPOTHECATED, SOLD OR TRANSFERRED, NOR WILL ANY ASSIGNEE OR TRANSFEREE THEREOF BE RECOGNIZED BY THE COMPANY AS HAVING ANY INTEREST IN THESE SHARES, IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR (ii) COMPLIANCE WITH APPLICABLE EXEMPTIONS FROM REGISTRATION UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS2. THE COMPANY MAY, IF IT DEEMS APPROPRIATE IN ITS SOLE DISCRETION, REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT THE OFFER, SALE, HYPOTHECATION OR TRANSFER OF THESE SHARES IS EXEMPT FROM REGISTRATION UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

          3.3 Notice of Proposed Transfers. Prior to any proposed transfer of the Shares other than a transfer (i) registered under the 1933 Act, (ii) to an affiliate of the Purchasers which is an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act, provided that any such transferee shall agree to be bound by the terms of this Agreement, and (iii) to be made in reliance on Rule 144 under the 1933 Act, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, setting forth the manner and circumstances of the proposed transfer, which shall be accompanied by (a) an opinion of counsel to the Company, confirming that such transfer does not give rise to a violation of the 1933 Act, satisfactory representation letters in form and substance reasonably satisfactory to the Company to ensure compliance with the provisions of the 1933 Act and letters in form and substance reasonably satisfactory to the Company from each such transferee stating such transferee's agreement to be bound by the terms of this Agreement. Such proposed transfer may be effected only if the Company shall have received such notice of transfer, opinion of counsel, representation letters and other letters referred to in the immediately preceding sentence, whereupon the holder of such Shares shall be entitled to transfer such Shares in accordance with the terms of the notice delivered by the holder to the Company.

          3.4 Registration Rights. The Company hereby grants to the Purchasers the right to have included in any registration statement filed by the Company under the 1933 Act (except for registration statements on Form S-4 or on Form S-8, or on such forms as may at the time be in use to register transactions of the type currently registered on Form S-4 or Form S-8), the offer and sale of the Shares by the Purchasers. In connection with the filing of any such registration statement, the parties agree that:

          (i) the Purchasers understand and acknowledge that the Company shall be permitted to include the offering and sale of other shares or units of its securities in such registration statement, either for its own account, the account of other selling stockholders, or both;

          (ii) the Company will use its best efforts to maintain the effectiveness of such registration statement for at least nine months following the effective date thereof, and from time to time will amend or supplement such registration statement during such nine month period to the extent necessary to comply with the 1933 Act;

          (iii) as and when the Company files a registration statement with respect to the offer and sale of any of the shares under the 1933 Act, the Purchasers and the Company will execute an agreement to cross-indemnify one another, and will agree to contribute to the aggregate losses, claims, damages and liabilities to which they may become subject, on terms and conditions standard in the industry and negotiated by them in good faith, including, without limitation, standard limitations on the indemnification of selling stockholders in a secondary offering;

          (iv) whenever the Company is registering the offer and sale of the Shares, the Purchasers agree to provide to the Company, promptly upon its request, such information and materials regarding the Purchasers as the Company shall reasonably request in order to effect the registration of the offer and sale of the Shares;

          (v) the Company shall bear all reasonable costs and expenses to be incurred in connection with such registration statement, including printing costs, the fees of the registrant's counsel and accountants, and SEC and NASD filing fees; however, the Company shall not be responsible for the fees and expenses of any counsel engaged by the Purchasers, or any underwriter engaged by the Purchasers, and shall not be responsible for the underwriters', brokers' or dealers' commissions, fees, expenses, discounts or other compensation attributable to the offer or sale of any of the shares of the Purchasers;

          (vi) the Company shall not be obligated to register the offer and sale of Shares if, at the time of the filing of the registration statement, there has been any default or breach by Smith, Page, Hendrickson or Newton in the terms of this Agreement or exhibits or any related agreements.

     3.5 One-Time Registration. Upon demand by the Purchasers, the Company will use its best efforts to file a registration statement for the reoffer and resale of the Shares under the 1933 Act as soon as is reasonably practical following such demand, but in no event later than 45 days after such demand and to have such registration statement declared effective as soon thereafter as is possible. The provisions of Sections 3.4(i) through 3.4(vi) shall apply to such registration statement. In the event that all of the Shares are not registered or sold under such registration statement, the Purchasers will be entitled to demand that the Company use its best efforts to file a second registration statement for the reoffer and resale of such remaining Shares under the 1933 Act within 45 days after such second demand by the Purchasers.

     4.   Representations and Warranties of the Purchasers.

          Each of the Purchasers represents as to himself:

          4.1 Authority. Each of the Purchasers has the full power and authority to enter into this Agreement and has taken all action or will use his best efforts to take all action, personal, corporate and otherwise, necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transaction contemplated hereby and the execution and delivery by each of them of any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement.

          4.2 Consents. No consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity with any actual or alleged interest is required as a condition to (i) the validity or enforceability of this Agreement or any other instruments to be executed by any of the Purchasers to effectuate this Agreement, or (ii) the completion or validity of any of the transactions contemplated by this Agreement. This Agreement has been properly executed and delivered by the Purchasers and constitutes a valid and legally binding agreement which is enforceable against each of them in accordance with its terms.

          4.3 Commissions. No fees or commissions are payable by the Purchasers by virtue of or in connection with the transaction contemplated by this Agreement.

          4.4 Investment Intent. The Purchasers are purchasing the Shares for their own respective accounts, with the intention of holding such Shares for investment and not with the intention of participating, directly or indirectly, in any resale or distribution of the Shares.

          4.5 Company Materials. The Purchasers have received and carefully reviewed the Company's Annual Report on Form 10-K for the year ended November 30, 1996, its Quarterly Report on Form 10-Q for the period ended February 28, 1997, its Quarterly Report on Form 10-Q for the period ended May 31, 1997, its Form 8-K dated March 14, 1997, proxy statement as filed March 5, 1997, and the statement of "Risk Factors" (attached hereto as Exhibit 4.5) (the "Company Materials") and such additional Company records and information regarding historical and proposed operations as the Purchasers or the Purchasers' advisers have requested. The Purchasers further understand that the information provided by the Company to the Purchasers was compiled by the Company and has not been independently reviewed or verified in any manner. Smith, Page, Hendrickson and Newton have each had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and all such questions, if any, have been answered to the full satisfaction of Smith, Page, Hendrickson, and Newton. Except as set forth in the Company Materials and the representations and warranties set forth in this Agreement, no representations or warranties have been made to Smith, Page, Hendrickson or Newton by the Company or any agent, employee or affiliate of the Company, and Smith, Page, Hendrickson and Newton are relying only on the Company Materials and the results of their own investigation in deciding to acquire the Shares and no such information from such investigation contradicts the Company Materials in any material respect.

          4.6 Accredited Investors. Each of the Purchasers is an "accredited investor" as that term is defined in Regulation D under the 1933 Act and each of the Purchasers has (i) such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Shares, (ii) had such risk explained to him and has determined that such investment is suitable in view of his financial circumstances and available investment opportunities,
(iii) sufficient net worth and income to bear the economic risk of losing this entire investment, and (iv) no current need for liquidity of the investment and no reason to anticipate any change in his financial circumstances which may cause or require any sale, transfer or other distribution of the Shares.

          4.7 Reliance. The Purchasers understand that the Shares are being issued to them in reliance on specific exemptions from the registration requirements of Federal and State securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each of the Purchasers set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchasers to acquire the Shares. The Purchasers further understand that the issuance of the Shares will not have been the subject of a registration statement filed under the 1933 Act, and as a result will be "restricted securities" as that term is defined under the 1933 Act. Accordingly, the Shares may not be resold, in whole or in part, unless they are the subject of registration under the 1933 Act and any applicable state securities laws, or there is available an exemption from such registration. A legend, as set forth in Section 3.2 of this Agreement, will be placed on any certificate or certificates representing the Shares.

          4.8 Reporting Requirements. The Purchasers understand that as the result of their acquisition for the Shares, they may, individually or as a group, become subject to the reporting requirements under Section 13 of the Securities Exchange Act of 1934 ("the 1934 Act") and of Regulation 13(d) promulgated thereunder. The Purchasers understand that it is their responsibility, individually or as a group, to determine what reports, if any, must be filed by them under Section 13 of the 1934 Act, including, but not limited to, Schedule 13D, and to obtain such legal or other professional advice, at their cost and expense, as they may desire or require, and to prepare or have prepared for them, at their cost and expense, such report or reports as may be required of them under Section 13. The Purchasers understand that the Company assumes no responsibility for the reporting by the Purchasers under Section 13; provided, however, that merely as an accommodation, and without assuming any responsibility for Section 13 reporting by the Purchasers, the Company will, with respect to any report which must be filed through the Securities and Exchange Commission Electronic Data Gathering and Retrieval ("EDGAR") system, upon the receipt from the Purchasers of such report prepared in WordPerfect 6.1 or a computer word processing language convertible into WordPerfect
6.1 together with such identifying codes or passwords as may be required, convert any such report to the language required for reports filed through the EDGAR system and transmit such report to the EDGAR system.

          4.9 Residence and Cooperation. Each of Smith, Page and Hendrickson represents that he is a resident of the State of Tennessee. Newton represents that he is a resident of the State of Georgia. Each Purchaser also agrees to cooperate in the filing of a Form D by the Company and in compliance with the requirements of Regulation D.

     5.   Representations and Warranties of the Company.

          The Company represents as follow:

          5.1 Compliance with Reporting Requirements. The Company is a reporting company under the 1934 Act. The Company is in full compliance, to the extent applicable, with all reporting obligations under either Section 13(a) or 15(d) of the 1934 Act. The Company has registered the Company common stock pursuant to Section 12 of the Exchange Act and the Company common stock is traded on the NASDAQ Small Cap Market.

          5.2 Authorization of Shares. Upon issuance hereunder, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

          5.3 Corporate Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and it has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Company has full power and authority to carry on its business as it is now being conducted and to own its assets. The Company is duly qualified to transact business and in good standing as a foreign corporation in each jurisdiction where the nature of its business requires it to be so qualified and where the failure so to qualify would have a material adverse affect on the business of the Company. The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) violate or result in a breach of any provisions of the Company's Articles of Incorporation or Bylaws, (ii) conflict with, or result in a breach or termination of, or constitute a default under, any material lease, agreement, commitment or other instrument, or any material order, judgment or decree, to which the Company is a party or is bound or by which the Company's assets are affected, or (iii) constitute a violation of any law, regulation, rule or ordinance applicable to the Company.

          5.4 Authorized and Outstanding Shares. The authorized capital stock of the Company is 70 million shares of common stock. As of the date hereof, there are approximately 37,311,422 shares outstanding, and there are warrants outstanding for the purchase of approximately 2,296,346 shares of common stock. Except as set forth in this Agreement or as disclosed in the Company Materials, there is not outstanding, nor is the Company bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments, synthetic stock, or agreements or rights of any character requiring the Company to issue or entitling any person or entity to acquire any additional shares of capital stock or any other equity security of the Company, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is not obligated to issue or transfer any shares of its capital stock for any purpose. There are not outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

          5.5 Authority. The Company has full power and authority to enter into this Agreement and has taken all action, corporate and otherwise, necessary to authorize the execution, delivery and performance of this Agreement and all ancillary agreements to be executed, delivered and performed by the Company in connection therewith, the completion of the transaction contemplated hereby and the execution and delivery on behalf of the Company of any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and all ancillary agreements to be executed, delivered and performed by the Company in connection therewith. Upon delivery of the Shares, and the payment therefore, title to the Shares will pass, free and clear of all restrictions on transfer, liens, encumbrances, security interests and claims whatsoever, to the Purchasers, except for the obligations of the Purchasers under the provisions of this Agreement and all ancillary agreements to be executed, delivered and performed by the Company in connection therewith.

          5.6 No Governmental Consents. No consent or approval of any court, governmental agency or other public authority, or of any other person, corporation or entity with any actual or alleged interest in the Company is required as a condition to (i) the validity or enforceability of this Agreement of any other instruments to be executed by the Company to effectuate this Agreement, or (ii) the completion or validity of any of the transactions contemplated by this Agreement. This Agreement and all ancillary agreements to be executed, delivered and performed by the Company in connection therewith, have been properly executed and delivered by the duly authorized officer of the Company, and constitutes the valid and legally binding agreement of the Company and are enforceable against the Company in accordance with its terms.

          5.7  No Misrepresentations in Company Materials.

               (a) The disclosures in the Company Materials do not fail to disclose any material fact the disclosure of which would be necessary to make the required statements contained therein not misleading in the light of the circumstances under which they are disclosed. Except as disclosed in the Company Materials, there has been no material adverse change in, material loss or destruction of, or material amount of damage to the financial condition or business of the Company, whether or not arising from transactions in the ordinary course of business. The financial statements contained in the Company Materials present fairly the financial condition of the Company as of the respective dates and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved. The Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, which would materially and adversely affect the financial condition of the Company, except and to the extent recorded or disclosed in the Company Materials. No dividends are due or unpaid by the Company.

               (b) Except as set forth in the Company Materials, there are no actions at law or in equity, proceedings, governmental proceedings or investigations pending or threatened against the Company or against or with respect to the business or assets of the Company, and the Company is not in material default with respect to any decree, injunction or other order of any court or government authority. The Company is in substantial compliance with all (and has not received any notice of any claimed violation of any) applicable federal, state, county or municipal laws, ordinances, and regulations. There is no action at law or in equity, arbitration proceeding, governmental proceeding or investigation, or motion or request to any court, pending or threatened, against or with respect to the Company with respect to this Agreement or the transaction contemplated hereby and to the knowledge of the Company, no grounds exist for any such action, proceeding or investigation.

               (c) Except as set forth in the Company Materials, to the best knowledge of the Company, there are no facts, developments or circumstances, existing or threatened, that is materially adverse to the assets, business, financial condition or future prospects of the Company.

          5.8 No Commissions. No fees or commissions are payable by the Company by virtue or in connection with the transaction contemplated by this Agreement.

     6.   Representations and Warranties of Anderson.

          6.1 Authority. Anderson has the full power and authority to enter into this Agreement and has taken all action or will use her best efforts to take all action, personal, corporate or otherwise, necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transaction contemplated hereby and the execution and delivery on behalf of Anderson of any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement.

          6.2 Consents. No consent or approval of any court, governmental agency or other public authority, or for any other person, corporation or entity with any actual or alleged interest is required as a condition to (i) the validity or enforceability of this Agreement or any other instruments to be executed by Anderson to effectuate this Agreement, or (ii) the completion or validity of any of the transactions contemplated by this Agreement. This Agreement has been properly executed and delivered by Anderson.

          6.3  Conflicts.  The execution, delivery and
performance of this Agreement by Anderson does not, and the consummation of the transactions contemplated hereby will not (i) conflict with, or result in a breach or termination of, or constitute a default under, any agreement, commitment or other instrument, or any material order, judgment or decree, to which Anderson is a party or is bound, or (ii) constitute a violation of any law, regulation, rule or ordinance applicable to Anderson, which conflict, breach, termination, default or violation would prevent fulfillment of her obligations under this Agreement.

     7.   Board of Directors of the Company.

          7.1 Board Resignation. Upon Closing, the Company shall obtain from one of the current members of the board of directors his or her resignation, provided as such that after such resignation (i) the board of directors shall have four remaining members ("the Remaining Directors"), and (ii) one of the Remaining Directors shall be an "independent director" as that term is defined in the regulations of the National Association of Securities Dealers, Inc.

          7.2 Election of Purchasers to the Board. Following the resignation described in subsection 7.1 above, the Remaining Directors shall vote to increase the size of the board of directors to eight, and shall elect to the board of directors Smith, Page, Hendrickson and Newton. In connection herewith, each of Smith, Page, Hendrickson and Newton represent that as to himself, and as to the date hereof, there are no items disclosable under Item 401(f) of Regulation S-K.

          7.3 Board Committees. Following the election of Smith, Page, Hendrickson and Newton as set forth in subsection
7.2 above, the board of directors shall vote to reconstitute the Audit Committee to be comprised of the two "independent directors" and Miller, the Executive Compensation Committee of Hendrickson, Anderson and the two independent directors, and the Stock Option Committee of Miller and the two independent directors.

          7.4 Board Policy Regarding Conflicts. The Company's board of directors shall continue to observe the policy of requiring that any director who has a direct or indirect financial interest (other than an interest as and the same as a stockholder of the Company) in a transaction being discussed or considered by the board or any committee of the board (i) absent him or herself from the discussions of such transaction, and (ii) abstain from any vote taken by the board or a committee of the board with respect to such transaction.

     8. Indemnification of Anderson. Anderson is a personal guarantor of the obligations of the Company and its subsidiaries to (i) ICON Cash Flow Partners, L.P., and (the "ICON loan") and
(ii) First National Bank of Galliten and the United States Small Business Administration (the "SBA loan" and collectively with the ICON loan the "Guaranteed Debts"). The ICON loan is anticipated to have a principal balance of $247,814.78, as of the Closing, and the SBA loan is anticipated to have a principal balance of $_____, as of the Closing. With respect to the Guaranteed Debts:

          (a) The Purchasers agree that they shall use their best efforts to cause the Company to obtain the release of Anderson as a guarantor of the ICON Loan and of the SBA Loan; and

          (b) The Purchasers agree that if at such time as either ICON or SBA makes notification to Anderson of an intent to seek payment or indemnification from Anderson by reason of her guarantee the Company has not prior thereto obtained Anderson's release as a guarantor, the Company will indemnify Anderson with respect to the guarantee to which such notice relates and the Purchasers will, at the time of such notification, use their best efforts to cause the Company to place in escrow as security for such indemnification cash or other readily liquid risk free assets in an amount equal to the difference between (a) the principal balance of the outstanding loan as to which such notification relates and (b) the fair market value of the first lien collateral, if any, underlying the loan as to which the notification relates as determined at the date of the notification by an independent appraisal.

     9.   Closing.

          9.1  Transactions at Closing.

               9.1.1     Purchaser's Performances.  At the
Closing, the Purchasers shall deliver to the Company the following:

               (a)  cash, by cashier's check, check or wire
                    transfer, in the amount of $1,350,000 (less prior advances to the Company in the amount of $___________);

               (b) the certificate of each of the Purchasers described in Section 9.2; and

               (c) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of the Purchasers by this Agreement at or before the Closing as the Company or its counsel may reasonably require.

          9.1.2     Company's Performance.  At the Closing, the
Company shall deliver to the Purchasers the following:

               (a)  certificates representing the Shares,
                    reasonably satisfactory in form and substance to the Purchasers and their counsel;

               (b)  the certificate of the President of the
                    Company described in Section 8.2;

               (c)  a certificate of good standing of the
                    Company, as of the most recent practicable date, from the Secretary of State of Tennessee;

               (d) certified copies of resolutions of the Board of Directors of the Company approving the transactions set forth in this Agreement;

               (e)  the fully executed employment contracts
                    described in Section 2.3;

               (f) evidence of the extension and modification of the DWL Loan described in Section 2.4;

               (g) the fully executed Common Stock Agreement described in Section 2.5;

               (h)  the legal opinion described in Section 2.6;

               (i) evidence of the board resignation and board appointments described in Section 6; and

               (j)  certified resolutions of the Board of
                    Directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and all ancillary agreements to be executed, delivered and performed by the Company in connection therewith; and

               (k) such other evidence of the performance of all the covenants and satisfaction of all of the conditions required of the Company by this Agreement at or before Closing as the Purchasers or their counsel any reasonably require.

     10.  Miscellaneous.

          10.1 Arbitration. Each Party agrees that any controversy or claim by it against another Party arising directly or indirectly out of this Agreement including, without limitation, claims for breach of contract, breach of warranty, claims arising from the purchase or sale of Shares, or claims for fraud, whether due to false representations or failure to disclose, shall be submitted to arbitration pursuant to the Federal Arbitration Act ("FAA") and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") before a panel of three arbitrators and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction pursuant to the FAA. In arbitration proceedings hereunder, the Parties shall be entitled to any and all remedies that would be available in the absence of this section and the arbitrators, in rendering their decision, shall follow the substantive laws of the State of Delaware. The arbitration of any dispute pursuant to this section shall be held in Atlanta, Georgia. Notwithstanding the foregoing in order to preserve the status quo pending the resolution by arbitration of a claim seeking relief of an injunctive or equitable nature, any party, upon submitting a matter to arbitration as required by this section, may simultaneously or thereafter seek a temporary restraining order or preliminary injunction from a court of competent jurisdiction pending the outcome of the arbitration. The losing Party in an arbitration under this section shall pay all costs and expenses reasonably incurred by the prevailing Party with respect to this arbitration including, but not limited to, reasonable attorneys' fees.

          10.2 Modification; Complete Agreement. This Agreement, together with its exhibits and schedules, (i) represents the complete understanding between Smith, Page, Hendrickson and Newton and the Company and Anderson with respect to the subjects discussed herein, (ii) may only be modified by a written instrument executed by Smith, Page, Hendrickson and Newton and the Company and Anderson, and (iii) shall inure to the benefit of, and be binding upon Smith, Page, Hendrickson and Newton and the Company and Anderson their respective heirs, legal representatives and successors.

          10.3 Waiver. Any of the terms and conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the Party that is entitled to the benefit thereof. Any waiver of any provision of this Agreement shall be binding only as set forth in an instrument in writing signed on behalf of such Party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision of this Agreement, and no waiver of a provision shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver.

          10.4 Governing Law. This Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be wholly performed therein.

          10.5 Fees and Expenses. The Company shall bear the expenses of the parties in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

          10.6 Transfers and Assignments.  Neither this
Agreement nor any of the rights of hereunder may be transferred or assigned except as provided herein.

          10.7 Gender. Unless the context otherwise requires, all personal pronouns used in this Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders.

          10.8 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning of interpretation of this Agreement.

          10.9 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          10.10 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) on the date delivered personally or by confirmed facsimile as set forth below; (ii) two (2) days after being sent by Express Mail or such other similar service (i.e., Federal Express) and addressed as set forth below; or (iii) four (4) days after being mailed by certified or registered mail, return receipt requested, postage prepaid, and addressed as set forth below, as follows:

     If to Innovo Group: Innovo Group Inc.
                    27 North Main Street
                    Springfield, Tennessee  37172
                    Attn:  Patricia Anderson-Lasko, President
                    Facsimile:  (615) 384-5008

     With a copy to:     Sims Moss Kline & Davis LLP
                    400 Northpark Town Center, Suite 310
                    1000 Abernathy Road, N.E.
                    Atlanta, Georgia  30328
                    Attn:  Jerry L. Sims, Esq.
                    Facsimile:  (770) 481-7210

     If to Anderson:     Patricia Anderson-Lasko
                    27 North Main Street
                    Springfield, Tennessee  37172
                    Facsimile:  (615) 384-5008

     With a copy to:     Sims Moss Kline & Davis LLP
                    400 Northpark Town Center, Suite 310
                    1000 Abernathy Road, N.E.
                    Atlanta, Georgia 30328
                    Attn:  Jerry L. Sims, Esq.
                    Facsimile:  (770) 481-7210

     If to Smith, Page, Hendrickson, or Newton:

                    L.E. Smith or Dan Page or J. Eric Hendrickson
                    or Herb Newton
                    c/o Innovo Group Inc.
                    27 North Main Street
                    Springfield, Tennessee  37172
                    Facsimile:  (615) 384-5008
     With a copy to:

                    Jones, Day, Reavis & Pogue
                    303 Peachtree Street, N.E.
                    Suite 3500
                    Atlanta, Georgia  30308-3242
                    Attn:  Lizanne Thomas
                    Facsimile:  (404) 581-8330

or to such other address as a Party shall have designated to the other by like notice.

          10.11 Public Announcements. Any and all public announcements concerning the transactions contemplated or completed under this Agreement shall require the approval of the Company and the Purchasers.

          10.12 Survival. The representations and warranties of the Purchasers, the Company and Anderson shall be true when made, and true on the date of Closing, and all such representations and warranties shall survive the Closing.

     IN WITNESS WHEREOF, Smith, Page, Hendrickson and Newton and the Company and Anderson have executed this Stock Purchase
Agreement on the date first written above.



L.E. Smith                    /s/        L. E. Smith
                              _________________________
                              L.E. Smith


Dan Page                      /s/        Dan Page
                              _________________________
                              Dan Page


J. Eric Hendrickson           /s/        J. Eric Hendrickson
                              _________________________
                              J. Eric Hendrickson


Herb Newton                   /s/        Herb Newton
                              _________________________
                              Herb Newton


            [signatures continued on subsequent page]





           [signatures continued from preceding page]




Innovo Group Inc.             By:/s/   Patricia Anderson-Lasko
                              _________________________
                              Patricia Anderson-Lasko, President



Patricia Anderson-Lasko       /s/      Patricia Anderson-Lasko
                              _________________________
                              Patricia Anderson-Lasko

                          RISK FACTORS

     In evaluating Innovo Group, Inc. (the "Company") and its business, prospective investors should carefully consider the following factors in addition to those discussed elsewhere in the Company Materials. Information contained in the Company Materials may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "would," "could," "expect," "anticipate," "estimate" or "continue," or the negative thereof, or other variations thereon or comparable terminology. The following matters constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those reflected in any such forward-looking statements.

     Losses from Operations; Negative Cash Flow; Adverse Operating History; Possibility of Future Losses and Negative Cash Flows. The Company had losses from continuing operations of $3,088,000, $67,000 and $7,905,000 for the years ended November
30, 1996, and October 31, 1995 and October 31, 1994,
respectively, and a loss from continuing operations of $1,096,000 for the six months ended May 31, 1997. Operating cash flows were a negative $2,743,000 and $406,000 for fiscal 1995 and fiscal 1994. At May 31, 1996, the Company had an accumulated deficit of $ 21.7 million. There can be no assurance that the Company will operate profitably in the future.

     Shift in Product Focus. In fiscal 1995 and continuing in fiscal 1996, the Company has shifted its emphasis to developing new products and marketing programs for its products in the fashion, utility, and craft lines and for the premium and advertising specialty markets to increase sales and lessen its dependence on sports licensed products. In 1997, the Company is continuing its efforts to lessen its dependence on sports licensed products through its development of products to be distributed under its Warner Bros. and Walt Disney licenses. There can be no assurance that the Company will be successful in its attempts to increase sales of other products, and the shift in the Company's emphasis could result in a decrease in sales of sports licensed products.

     Dependence upon Contractual Relationships and Certain Products. The Company's sales are dependent to some degree upon the contractual relationships it establishes with licensors to exploit, on a generally non-exclusive basis, proprietary rights in well known logos, marks and characters, as well as league and team logos and marks licensed by Major League Baseball, the National Football League, the NBA, the National Hockey League, and major colleges and universities. The sale of products licensed from professional sports leagues and colleges and universities represented 39.9% of the Company's net sales from continuing operations in fiscal 1996. Although the Company believes it will continue to meet all of its material obligations under such license agreements, there can be no assurance that such licensing rights will continue or will be available for renewal on favorable terms to the Company. The Company's failure to obtain new licenses or extensions on current licenses or the Company's inability to sell such products, for any reason, could have a significant negative impact on the Company's business.
See "Business - Products" and "Business - Licensing Agreements."

     Need for Additional Financing. The Company's principal working capital financing is derived from a factoring agreement with Riviera Finance. Under the agreement, Riviera Finance advances 80% of the balance of assigned accounts receivable of Innovo and Thimble Square, up to a maximum of $1,000,000. The Company also has certain short-term financing collateralized by the common stock of its NP International subsidiary. However, the Company has been, to date, unable to obtain more traditional asset based financing, including financing for and collateralized by its inventory.

     To pursue its business plans, the Company needs to obtain a credit facility having appropriate borrowing rates and limits, either by obtaining a new facility to replace the current agreement with Riviera Finance, or by negotiating revised terms with Riviera Finance. Should the Company be unable to obtain such a credit facility, it might not have the working capital necessary to finance the inventory and accounts receivable investments called for by its present or anticipated future levels of sales. In that case, the Company might have to forgo sales opportunities, and could lose customers as a result. Substantially all of the Company's assets are pledged to secure various borrowings. To the extent the Company's assets continue to be pledged to secure outstanding indebtedness, such assets are unavailable to secure additional debt financing, which may adversely affect the Company's ability to borrow in the future. Accordingly, there is no assurance that the Company will be able to secure such financing. The Company's failure to obtain such additional financing could materially adversely affect the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Seasonality. The Company's business is seasonal due to the nature of many of the Company's products, which are subject to highest consumer demand in the late summer, early fall and holiday seasons. The Company will typically ship the majority of its orders during the second half of its fiscal year. As a result, the Company's cash flow is not consistent throughout the fiscal year, and the Company's annual earnings have been and are expected to continue to be dependent on the results of operations for the third and fourth quarters of its fiscal year.
Unfavorable economic conditions affecting retailers during the fall and holiday seasons in any year could have a material adverse effect on the Company's results of operations for the year. The Company is likely to experience periods of negative cash flow throughout each year and a drop-off in business commencing each December. There can be no assurance that the effect of such seasonality will diminish in the future. See "Managements Discussion and Analysis of Financial Condition and Results of Operations - Seasonality."

     Dependence on Key Management. The Company is substantially dependent upon the continued employment of Patricia Anderson-Lasko, its Chairman of the Board, President and Chief Executive Officer. Ms. Anderson-Lasko is currently employed under a four-year employment contract with the Company, which expires on October 31, 1997 but which is terminable by either the Company or Ms. Anderson-Lasko for cause. Although Innovo currently maintains $3,000,000 in the aggregate of "key-man" life insurance on the life of Ms. Anderson-Lasko, $950,000 of this key-man insurance was pledged to collateralize certain loans to the Company. Pursuant to certain undertakings given to the United States Small Business Administration ("SBA") in connection with the SBA's guarantee of a $950,000 loan to Leasall by First Independent Bank, Gallatin, Tennessee, the Company is prohibited from purchasing any additional key-man insurance on Ms. Anderson-Lasko without the written consent of the SBA. The loss of this key executive could materially adversely affect the Company's operations.

     Competition. The marketplace for the Company's products is highly competitive, and the Company is not a dominant factor in any of the markets in which it competes. The Company competes with other manufacturers, importers and distributors of textile products and casual apparel. Although the manufacture and sale of sports logoed products such as the Company's requires a license, the Company's licenses are non-exclusive and the Company does not have any control over the granting of additional licenses by the licensing entities. Other manufacturers, importers and distributors with greater financial, research, staff and marketing resources than the Company could decide to enter the business of manufacturing, importing and distributing competitive products. There is no assurance that the Company could compete effectively with such competitors. The Company's ability to sell its products is dependent upon the price and quality of its products and its ability to meet its customers' schedules. See "Business - Competition."

     Suppliers. The raw materials for the products produced domestically by the Company are generally purchased from a small number of suppliers. During fiscal 1996 the Company purchased the majority of each type of raw material it uses from one or two suppliers. The Company has no long-term supply agreement with any supplier of domestic raw materials. The Company believes that alternative sources of supplies are available in the United States for its unfinished items. However, in the event the Company was unable to obtain alternative sources of supplies on comparable terms, the Company's financial condition could be materially adversely affected.

     The sport and gym bags and backpacks marketed overseas by NP International are generally obtained from overseas manufacturers in order to reduce the cost of obtaining these more labor intensive products. The independent overseas contractors that manufacture these products are responsible for obtaining the necessary supply of raw materials and for manufacturing the products to the Company's specifications. The Company generally uses one independent contractor to fulfill all of its requirements in order to maximize its control over production quality and scheduling. Although the Company uses this, and other methods, to reduce the risk that the independent contractor will fail to meet the Company's requirements, the use of independent overseas contractors does reduce the Company's control over production and delivery and exposes the Company to the other usual risks of sourcing products abroad. The Company does not have any long-term supply agreements with independent overseas contractors, but believes that there are a number of contractors that could fulfill the Company's requirements.

     The Company has generally utilized overseas contractors that utilize production facilities located in China. As a result, the products manufactured for the Company are subject to export quotas and other restrictions imposed by the Chinese government. To date the Company has not been adversely affected by such restrictions; however, there can be no assurance that future changes in such restrictions by the Chinese government would not adversely affect the Company, even if only temporarily while the Company shifted production to other countries or regions such as Korea, Taiwan, or Latin America. See "Business - Manufacturing."

     Availability of Labor. During fiscal 1996, Innovo experienced an inability to obtain sufficient production labor to, at times, meet the demand and customer delivery requirements for its domestically produced products and, as a result, the Company was unable to accept certain orders and experienced production inefficiencies and excess overtime costs. In October 1996, the Company obtained a three-year lease on a sewing facility in Red Boiling Springs, Tennessee which, in November 1996, began to produce Innovo products. The geographical location of Red Boiling Springs, relative to Innovo's other production facility in Springfield, Tennessee, is such that the Red Boiling Springs facility draws its product labor from a different labor pool while production at the two facilities can be overseen by a single group of senior management. Accordingly, the Company believes that the addition of the Red Boiling Springs facility will reduce the Company's exposure to labor shortages, which will favorably impact sales and production costs. However, there can be no assurance that the Company will not again be adversely affected by labor shortages in the future. See "Business - Manufacturing."

     Litigation. In August 1994, the trial court granted the Company's motion for partial summary judgement and directed verdicts with respect to certain of Tedesco's claims, including those concerning his ownership of an interest in the "E.A.R.T.H." trademark, or the existence of a partnership with the Company to jointly own the trademark, and the state court jury returned findings in favor of the Company on the remainder of the plaintiff's claims concerning the trademark as well as his claims for wrongful termination, fraud and conspiracy. However, the jury awarded Tedesco approximately $700,000, of which $50,000 was assessed against Innovo Group and $650,000 was assessed against Innovo, including pre-judgement interest and attorney's fees, on the theory that he was entitled to have received certain employment benefits, including employee stock awards, during, and after, the term of his employment. The Company appealed the jury's award, and in August 1996 (as revised in an amended October 1996 opinion), the appeals court reversed approximately $350,000 of the initial judgement as not supported by the evidence or improper as a matter of law. As a result, the judgement, including post-judgement interest through August 1996, has been reduced to $420,000. In addition, the appeals court ruled that the trial court erred in not submitting to the jury the questions of the Company's counterclaim of breach of fiduciary duty by Tedesco, ruling that the trial record indicated that there was evidence of such breach and damages therefrom.
The appeals court remanded the case to the trial court for trial of the Company's claims of breach of fiduciary duty by Tedesco. The Company is filing motions with the trial court for the scheduling of the ordered trial on its claims against the Tedesco award. The Company has also appealed to the Texas Supreme Court the issue of the appeal courts' decision to uphold $200,000 of the original judgement (which accounts for $340,000 of the August 1996 $420,000 amount). In connection with its appeal the Company has pledged as an appeal bond 200,000 shares of its unissued common stock.

     The Company believes that its appeal arguments, and its fiduciary duty claims against Tedesco, are meritorious. However, there can be no assurance that the Company's appeal, or its claims against Tedesco, will be successful, or that alternatively the litigation can be settled on terms manageable to the Company. The need to immediately satisfy the plaintiff's award in the event the Company's appeal and claims are unsuccessful would have a material adverse impact on the Company.

     In May 1996, a foreign manufacturer that had previously supplied imported products to NASCO Products filed suit against NASCO Products asserting that it is owed approximately $300,000 in excess of the amount presently recorded by NASCO Products (Pannoy Enterprises Corporation v. NASCO Products, Inc., Case No. 12948, in the Chancery Court for Robertson County, Tennessee). NASCO Products and the supplier had previously reached an agreement on the balance owed (which is the balance recorded) , as well as an arrangement under which the schedule for NASCO Products' payments reducing the balance would be based on future purchases from that supplier of products distributed internationally by NP International. The Company has denied the supplier's claims, and has asserted affirmative defenses, including the supplier's late shipment of the original products, and the supplier's refusal to accept and fill NP International orders on terms contained in the agreement. NASCO Products sold its operations in July 1995, and that company currently has no operations or unencumbered assets. Nonetheless, there can be no assurance that an adverse outcome of the litigation would not have a material adverse effect on the Company. See "Legal Proceedings."

     Voting Control by Existing Stockholders; Anti-takeover Provisions. The Company's executive officers, directors and its affiliates beneficially own or have voting control of approximately 15.5% of the issued and outstanding common stock. Because of their stock ownership and/or positions with the Company, these persons have been and will continue to be in a position to greatly influence the election of directors and thus control of the affairs of the Company. Additionally, the Company's by-laws limit the ability of stockholders to call a meeting of the stockholders. The Company's employment contract with its chief executive officer contains provisions that could require the payment of significant compensation in the event employment terminates after a change in control that is not approved by the board of directors, and the price at which the Company could be required to repurchase certain shares of its common stock would significantly increase in the event of such a change in control. Further, the Certificate of Incorporation authorizes the board of directors to issue additional shares of common stock, up to the authorized capitalization of 70 million shares, without further stockholder approval. The issuance of common stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of common stock. These contractual obligations and by-law provisions, and any issuance of common stock, could have the effect of discouraging a takeover of the Company, and therefore may adversely affect the market price and liquidity of the Company's securities. The Company is also subject to a Delaware statute regulating business combinations that may hinder or delay a change in control of the Company. The anti-takeover provisions of the Delaware statute may adversely affect the market price and liquidity of the Company's securities.

     Lack of Protection of Intellectual Property. The Company possesses certain proprietary information with respect to which it currently has no patent, copyright or trademark protection. With the exception of Ms. Anderson-Lasko, none of the Company's executive officers, directors or employees has executed any confidentiality or noncompete agreement with the Company. There can be no assurance that the Company will be successful in maintaining the confidentiality of its proprietary information or barring others from exploitation of intellectual property rights claimed by the Company. If such proprietary information were to be disclosed, it could have a materially adverse effect on the Company's business.

     Dividends. The Company has not paid any dividends nor does it anticipate paying any dividends on its Common Stock in the foreseeable future. It is the Company's present policy to retain earnings, if any, for use in the development and expansion of the Company's business.

     Shares Eligible for Future Sale. Of the 37,311,442 shares of common stock of the Company outstanding as of the date of the Agreement, 2,758,832 shares are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act, and an additional 284,007 shares are owned by affiliates of the Company. Absent registration under the Securities Act, the sale of such 3,042,839 shares is subject to Rule 144, as promulgated under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of common stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the common stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above. Additionally, (i) the holders of 1,220,588 warrants for the purchase of shares of common stock hold registration rights which entitle them to certain demand and "piggy-back" registration of the shares issuable upon the exercise of such warrants, (ii) the holders of 2,600,000 restricted shares are entitled to have the Company use its best efforts to file, before September 6, 1997, a registration statement with respect to the reoffer and resale of those shares, and (iii) the Company has secured its appeal bond in the Tedesco litigation with 200,000 shares of its common stock which are freely tradeable and which the court or the plaintiff would have the right to sell if the Company losses its appeal and is thus unable to satisfy the judgement through other means, or otherwise defaults on the bond. No assurance can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the Company's securities and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Reorganization of Spirco," "Legal Proceedings," and "Shares Eligible for Future Sale."

     Possible Delisting of Securities from NASDAQ; Risks of Low-Priced Stocks. The Company's common stock is currently listed on NASDAQ SmallCap Market. Under the rules of the NASDAQ, a company must, among other things, maintain total assets of $2 million, stockholders' equity of $1 million, a minimum bid price of $1 (or alternatively stockholders' equity of $2 million), and must remain current in the filing of reports under the Exchange Act in order to continue trading on the NASDAQ SmallCap Market.

     Between March 1995 and July 1995, the Company's common stock traded on the NASDAQ SmallCap Market pursuant to a temporary exemption from the stockholders' equity, bid price and current Exchange Act reporting criteria. In November 1995, the Company's common stock traded on the NASDAQ SmallCap Market pursuant to temporary exemptions granted while the Company took steps to comply with the stockholders' equity requirement, which was met when the Company's stockholders' equity increased to above $1 million during the first quarter of fiscal 1996. Additionally, although the Company's common stock generally traded at prices below $1.00 between November 1995 and May 1996, and has generally traded at prices below $1.00 since July 1996, the Company has been able to maintain its NASDAQ SmallCap listing by complying with the alternative $2 million stockholders' equity requirement. However, in November 1996, the NASDAQ proposed changes to its listing standards that would, among other things, eliminate the $2 million stockholders' equity alternative.

     If the Company's stockholders' equity were to fall below $2 million due to operating losses or for other reasons, or if the NASDAQ adopts final rules which eliminate the $2 million stockholders' equity alternative, and the Company's common stock was not trading at prices above $1.00, the Company could face delisting unless it took action to increase the minimum bid price of its common stock to $1.00, or, if the alternative standard is still available, to increase its stockholders' equity to above $2 million. Although the Company will continually use its best efforts to maintain its NASDAQ SmallCap listing, there can be no assurance that it will be able to do so. If, in the future, the Company is unable to satisfy the NASDAQ criteria for maintaining listing, its securities would be subject to being delisted, and trading, if any, in the Company's securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or on the National Association of Securities Dealers, Inc. ("NASD") "Electronic Bulletin Board". As a consequence of any such delisting, a stockholder would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices, of the Company's common stock.

     Penny Stock Regulation. The Securities and Exchange Commission (the "Commission") has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system, or securities of issuers that meet certain net asset or average revenue tests). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, the holders of its securities may find it more difficult to sell such securities.

     The Company believes that its common stock is outside the definitional scope of a penny stock because it is listed on the NASDAQ, and because the Company's net revenues over the last three years have exceeded the definitional threshold. However, in the event the common stock were subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be severely and adversely affected. In such event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities, and, thus, the ability of holders to sell their securities in the secondary market.

     Board of Directors Ability to Authorize a Reverse Stock Split. Pursuant to a resolution approved by the Company's stockholders on July 25, 1994, the board of directors has the authority to effect, at its discretion, one or more reverse splits of the number of shares of common stock authorized, issued and outstanding. Pursuant to that resolution on June 8, 1995 the board of directors elected to effect a one-for-ten reverse stock split, which was effective June 19, 1995. A reverse stock split effected pursuant to the resolution could have the effect of reducing the numbers of record and beneficial owners of the Company's common stock, since any stockholder that, based on the reverse split ratio selected by the board of directors, was entitled to receive less than one share would instead receive a cash payment for the fractional share, and would cease to be a stockholder of the Company. Under the rules of the Commission, a Company may suspend its obligation to file periodic and other reports under the Exchange Act if the number of holders of record of its common stock falls below 300. Although the June 19, 1995 reverse stock split did not, and the Company currently believes that it is unlikely that any future reverse stock split effected pursuant to the proposal would, reduce the number of record holders to below 300, and although the board of directors presently would not plan to discontinue filing reports under the Exchange Act even if the number of record holders did fall below 300 for so long as there continued to be a public market for the common stock, if a reverse stock split effected pursuant to the resolution did have such an effect, the board of directors could, at its discretion and without further stockholder action, elect to suspend filing reports under the Exchange Act. A suspension of the Company's reporting under the Exchange Act would decrease the amount of information about the Company available to current investors, and would exempt the Company from the Commission's requirements concerning the form of proxy solicitation materials. Additionally, it would result in the delisting of the Company's common stock from the NASDAQ, since the listing requirements of the National Association of Securities Dealers, Inc. ("NASD") require, among other things, the filing of reports under the Exchange Act. The NASD also requires, among other things, that there be at least 300 beneficial owners, and 100,000 publicly held shares, of any class of common stock traded on the NASDAQ. If the Company's common stock was delisted from the NASDAQ, it could continue to trade in the over-the-counter market; however, such market is generally less liquid than the NASDAQ, and the value and liquidity of a stockholder's investment could be adversely affected. However, as previously indicated, the board of directors would not currently plan to discontinue filing reports under the Exchange Act. Additionally, the Company currently believes that it is unlikely that a reverse stock split effected pursuant to this resolution would cause the Company to no longer meet the other NASDAQ listing requirements described above.